Exhibit 99.1

News Release

For Immediate Release

Contact:
John G. Heindel
President and Chief Executive Officer
Tel: 419-468-7600

PECO II REPORTS FOURTH-QUARTER AND FULL-YEAR 2009 RESULTS

GALION, Ohio, March 24, 2010 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today reported results for the fourth quarter and year ended December 31, 2009.

PECO II reported net sales of $11.9 million in the fourth quarter, a 22.8 percent increase from the $9.7 million reported in the fourth quarter of 2008 and a 7.9 percent decrease from reported third-quarter 2009 net sales of $12.9 million.  The Company also reported a net loss of $0.1 million, or $0.04 per basic and diluted share, for the fourth quarter, compared with a net loss of $3.9 million, or $1.37 per basic and diluted share, for the fourth quarter of 2008.

Net sales for the year ended December 31, 2009, totaled $42.3 million, compared with $41.7 million in 2008, a 1.3 percent increase.  Net loss for the year was $1.7 million, or $0.59 per basic and diluted share, compared with a net loss of $7.7 million, or $2.77 per basic and diluted share, for 2008. The $6.0 million improvement was primarily the result of improved gross margins of $3.0 million and reduced operating expenses of $1.3 million, along with the impact of 2008 impairment charges.

EBITDA was a positive $0.3 million in the fourth quarter of 2009, compared with an EBITDA loss of $3.3 million for the fourth quarter of 2008.  For the year ended December 31, 2009, EBITDA was a positive $0.04 million, compared with an EBITDA loss of $5.7 million for the previous year.   Excluding a $1.5 million non-cash goodwill impairment charge, EBITDA was a loss of $1.9 million in the fourth quarter of 2008 and $4.2 million for the year ended December 31, 2008. A reconciliation of GAAP net loss to EBITDA and EBITDA excluding the non-cash goodwill impairment charges is included as Attachment A.

Cash provided from operating activities for the 12 months ended December 31, 2009, was $2.7 million.  This was primarily due to non-cash charges included in the reported net loss and reductions in overall working capital needs.

Bookings decreased 51 percent during the fourth quarter of 2009, resulting in a sales backlog of $2.9 million as of December 31, 2009, compared with $9.3 million at the end of the third quarter of 2009.  The bookings-to-billings ratio reflects customer orders received compared with the same period’s billings and is an indication of future periods.  For the fourth quarter of 2009, the ratio was 0.6 to 1.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2009 Results/2

PECO II CEO John Heindel stated, “The fourth quarter year-over-year financial improvements are primarily attributed to strong demand being realized in our engineering and installation services business.  We believe that the overall improvements for 2009 are built on our industry-leading customer responsiveness capability, combined with our relentless focus on quality as measured by our customers.  This focus combined with the business process improvements that have been implemented in prior periods is providing the basis for the financial improvements now being realized.”

Year-over-year revenue growth of 1.3 percent was driven by strong services sales.  Services sales grew 78.4 percent, driven primarily by the Company’s engineering and installation business.  This growth was attributed to a new services contract with a major service provider that was awarded during the fourth quarter of 2008.

Gross margins of $8.8 million for 2009 grew by $3.0 million versus 2008.  This growth was driven primarily by the strong services business revenue growth noted above.  The services gross margin improvement was partially offset by reduced gross margins from the product business that were the result of reduced 2009 product revenues.  The Company believes the reduced product revenues was primarily attributed to the industry-level consolidation that continues at the service provider level in North America.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures, and markets communications power systems and power distribution equipment.  As the largest independent full-service provider of telecommunications power systems, PECO II provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets.  Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2009 Results/3

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2009 Results/4

PECO II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales:
Product	$5,951	$6,925	$24,105	$31,554
Services	5,977	2,787	18,182	10,189
	11,928	9,712	42,287	41,743
Cost of sales (exclusive of depreciation and amortization):
Product	4,558	5,531	18,854	25,549
Services	4,409	2,226	13,579	8,292
Obsolete inventory write-off	176	1,216	1,035	2,146
	9,143	8,973	33,468	35,987

Gross margin	2,785	739	8,819	5,756

Operating expenses:
Depreciation and amortization	362	390	1,466	1,494
Research, development and engineering	523	409	1,873	2,306
Selling, general and administrative	2,029	2,108	7,179	8,083
Impairment of goodwill	––	1,503	––	1,503
Impairment of idle facility	––	200	––	200
	2,914	4,610	10,518	13,586
Loss from operations	(129)	(3,871)	(1,699)	(7,830)
Interest income, net	2	29	26	171
Loss before income taxes	(127)	(3,842)	(1,673)	(7,659)
Income tax benefit (expense)	14	(26)	(14)	(45)
Net loss	$(113)	$(3,868)	$(1,687)	$(7,704)
Net loss per common share:
Basic and diluted	$(0.04)	$(1.37)	$(0.59)	$(2.77)
Weighted average common shares outstanding:
Basic and diluted	2,851	2,816	2,844	2,775

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2009 Results/5

PECO II, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,394	$5,814
Accounts receivable, net	5,786	4,366
Inventories, net	5,470	8,533
Cost and earnings in excess of billings on uncompleted contracts	1,158	622
Prepaid expenses and other current assets	166	295
Restricted cash	-	834
Total current assets	19,974	20,464
Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,628	4,628
Machinery and equipment	3,031	2,895
Furniture and fixtures	5,538	5,518
	13,392	13,236
Less-accumulated depreciation	(10,471)	(10,109)
Property and equipment, net	2,921	3,127
Other assets:
Idle facility	800	800
Intangibles, net	1,675	2,748
Total assets	$25,370	$27,139
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$—	$834
Bank overdrafts	—	994
Accounts payable	3,308	3,387
Billings in excess of cost and estimated earnings on uncompleted contracts	1,135	235
Accrued compensation expense	1,535	923
Accrued income taxes	36	56
Other accrued expenses	1,739	1,633
Total current liabilities	7,753	8,062

Shareholders’ equity:
Common stock, no par value: authorized 150,000,000 shares; 2,851,385 and 2,816,527 shares issued at December 31, 2009 and 2008, respectively	3,617	3,573
Additional paid-in capital	122,085	121,901
Accumulated deficit	(108,085)	(106,397)
Total shareholders’ equity	17,617	19,077
Total liabilities and shareholders’ equity	$25,370	$27,139

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2009 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented.  We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization and non-cash stock compensation expense.  Other companies may define EBITDA differently.  We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  Management also uses this information internally for forecasting and budgeting.  You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

We recognized an impairment charge in the fourth quarter of 2008 as a result of our required annual goodwill impairment testing.  We have presented EBITDA excluding these goodwill impairment charges because we believe that such charges are of a non-recurring, one-time nature and that their exclusion will be useful to our investors to compare our period-over-period and year-over-year performance.

Reconciliation of GAAP Net Loss to EBITDA and EBITDA Excluding Goodwill Impairment
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(In thousands)	2009	2008	2009	2008
2009 and 2008 EBITDA Breakdown
Net Loss per GAAP	$(113)	$(3,868)	$(1,687)	$(7,704)
Interest expense	$3	$4	$18	$15
Taxes	$(14)	$27	$14	$45
Depreciation/ amortization	$362	$352	$1,466	$1,494
Non-cash stock-based compensation	$29	$127	$225	$456
EBITDA	$267	$(3,358)	$36	$(5,694)
Goodwill impairment	$-	$1,503	$-	$1,503
EBITDA excluding goodwill impairment	$267	$(1,855)	$36	$(4,191)